EXHIBIT 99.2

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
THREE MONTHS ENDED JUNE 30, 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	64%
Canada	1	75%
North Sea	1	100%

Total	7	70%

Other Jack-ups:
Gulf of Mexico	17	99%

Semi-submersible:
Gulf of Mexico	1	43%

Total	25	88%

* Number of units at June 30, 2004

Note: Only revenue-producing days are used in computing rig utilization.